EXHIBIT 99.4

FOR IMMEDIATE RELEASE


              FRANCE TELECOM INVESTS AN INITIAL $1.0 BILLION IN NTL


New York, New York (July 15,  1999)- NTL  Incorporated  (NASDAQ:  NTLI;  EASDAQ:
NTLI.ED) today announced that it has reached a series of agreements with France Telecom regarding strategic business opportunities in the United Kingdom. As part of these agreements, France Telecom has agreed to make an initial investment of $1.0 billion in NTL, which will represent, on conversion, approximately 10% of NTL's then outstanding common stock.

Under the terms of the agreement reached today, France Telecom will purchase 750,000 shares of $1,000 par value 5% preferred stock, convertible into common stock at $125 per share and approximately 2.7 million shares of common stock at $92.50 per share. Closing of this purchase is conditional upon normal closing conditions, and it is anticipated to occur by the end of July 1999.

The arrangements between the companies contemplate further significant investments by France Telecom in NTL, so that NTL can complete its current negotiations with respect to a possible transaction regarding Cable & Wireless Communications Plc.

As previously disclosed, NTL will suspend its equity offering announced on June 23, 1999.

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For further information contact: John F. Gregg, Chief Financial Officer; Richard
J. Lubasch, Executive Vice President-General Counsel; or Kathy Makrakis, Director - Investor Relations: (212) 906-8457, e-mail:
investor-relations@ntli.com.

In the United  Kingdom  contact:  Alison  Smith,  Head of Group  Communications:
011-44-1252-402662, e-mail: alison.smith@ntl.com.